UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2005

DEL LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-5439	13-1953103
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

178 EAB Plaza Uniondale, NY	11556
(Address of principal executive offices)	(Zip Code)

(516) 844-2020
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

DEL LABORATORIES, INC.

Form 8-K

Item 5.01	CHANGES IN CONTROL OF REGISTRANT

On January 27, 2005, DLI Acquisition Corp (“Sub”), a Delaware corporation and an affiliate of Kelso & Company (“Kelso”), was merged (the “Merger”) with and into Del Laboratories, Inc., a Delaware corporation (“Del”), pursuant to an Agreement and Plan of Merger, dated as of July 1, 2004 (the “Merger Agreement”), by and among Sub, Del and DLI Holding Corp., a Delaware corporation (“Holding”). Following the Merger, Del ceased to be a publicly traded company and is now a wholly-owned subsidiary of DLI Holding II Corp., a Delaware corporation (“Holding II”), which, in turn, is owned by Holding and is an indirect, wholly-owned subsidiary of DLI Holding LLC, a Delaware limited liability company affiliated with Kelso (“DLI LLC”). Also following the Merger, affiliates of Kelso have the right to designate, directly or indirectly, the board of directors of each of DLI LLC, Holding, Holding II and Del. Del’s board is initially comprised of Messrs. McMenemy, Hinkaty and Alstodt, members of Del’s senior management prior to and following the Merger (the “Continuing Investors”), and Messrs. Berney and Moore.

In connection with the Merger, certain investment partnerships affiliated with Kelso invested approximately $136 million in DLI LLC, as a result of which such entities now own approximately 98.5% of the interests in DLI LLC. The Continuing Investors invested, in the aggregate, $60,000 in DLI LLC for approximately 0.1% of the interests in DLI LLC. Magnetite Asset Investors III L.L.C. (“Magnetite”) invested $2,000,000 in DLI LLC for the balance of the interests in DLI LLC. The foregoing parties entered into a limited liability company agreement relating to their ownership of interests in DLI LLC.

Pursuant to separate Exchange Agreements, dated January 27, 2005 (the “Exchange Agreements”), the Continuing Investors elected to exchange, immediately prior to the effective time of the Merger, options to purchase Del common stock for options to purchase Holding common stock, constituting approximately 6.5% of the fully diluted share capital of Holding.

Effective upon the Merger, Holding entered into new employment agreements with Messrs. McMenemy, Hinkaty, Alstodt and Vialardi. The agreements provide for certain severance payments upon termination of employment without cause or by the executive for good reason. Each executive will also participate in the future annual incentive plan of Holding.

In anticipation of the Merger, Sub issued in a private placement offering $175 million of 8% Senior Subordinated Notes due 2012. Such notes and all related obligations were assumed by Del upon the consummation of the Merger. The notes are guaranteed by certain of the existing domestic subsidiaries of Del.

Immediately prior to the Merger, Sub also entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as co-agent and documentation agent, and the lenders party thereto from time to time, providing for aggregate maximum borrowings of $250 million consisting of a term loan facility in an aggregate principal amount of $200 million (all of which amount was drawn in connection with the Merger), and a revolving credit facility, providing for up to

$50 million of revolving loans outstanding at any time, which remained undrawn at the closing of the Merger. The obligations under the credit agreement were assumed by Del upon the consummation of the Merger. The obligations of Del under the credit agreement are guaranteed by Holding II and certain of the domestic subsidiaries of Del. The senior credit facilities and the guarantees thereof are secured by a pledge of the capital stock of Del by Holding II, pledges of certain of the capital stock of the domestic subsidiaries of Del and the effective pledge of 65% of the capital stock of certain foreign subsidiaries of Del, and liens on substantially all of the tangible and intangible assets of Del and the guarantors, subject to certain exceptions.

The sources of funds for the Merger and related transactions were the proceeds from (i) the $136 million equity contribution by affiliates of Kelso, (ii) the $2 million equity contribution by Magnetite, (iii) the equity contribution by the existing optionholders of Del pursuant to the Exchange Agreements, (iv) the $175 million offering of 8% Senior Subordinated Notes due 2012, and (v) borrowings of $200 million under the senior credit facilities.

On January 27, 2005, Del issued a press release announcing the consummation of the Merger, a copy of which is attached hereto as an exhibit and is incorporated by reference herein. Additional information regarding the Merger and other matters, including those described herein, is included in the Del’s Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on December 20, 2004 and which is incorporated by reference herein.

ITEM 9.01	EXHIBITS.

(a) Not applicable

(b) Not applicable

(c) Exhibits

99.1	Press Release, dated as of January 27, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEL LABORATORIES, INC.

By:	/s/ Gene L. Wexler
Name:	Gene L. Wexler
Title:	Vice President, General Counsel and Secretary

Date: January 27, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release, dated as of January 27, 2005

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